Exhibit 99.1

CONTACT:     Leah Knapp, Erie Insurance
814.870.5758, Leah.Knapp@ErieInsurance.com

Erie Insurance Names Timothy G. NeCastro President and CEO-Designate

ERIE, Pa. (June 1, 2016) – The Board of Directors of Erie Indemnity Company (NASDAQ: ERIE), the managing company for Erie Insurance, has named Timothy G. NeCastro its president and CEO-designate effective today. He will succeed current President & CEO Terrence W. Cavanaugh, who joined Erie Insurance in 2008 and previously announced his retirement for later this year.

“We followed a thorough and deliberate process to ensure we found the leader from within ERIE who was best suited to build on the success Terry and his predecessors created,” said Thomas B. Hagen, chairman of ERIE’s Board of Directors.  “Tim has excelled as a leader at The ERIE and understands deeply the core values that have made us distinctive in the marketplace.”

NeCastro joined Erie Insurance in 1996 as manager of internal auditing and was promoted to senior vice president and controller in 1997. In 2008, he broadened his experience, taking on the role of senior vice president of product and policy services, overseeing customer service, personal & commercial product development and processing areas.

Since 2010, he has held the position of senior vice president and regional officer of ERIE’s west region. This encompasses the sales and agency responsibilities in the western half of ERIE’s 12-state footprint. “This experience has given Tim a broad perspective on communities in other parts of the country, as well as the political and regulatory forces that affect our business,” said current President & CEO Cavanaugh.

Prior to joining Erie Insurance, NeCastro held positions as the director of finance at Plastek Group and as a senior manager at Ernst & Young.

“For 20 years, I have proudly served alongside the employees and agents at Erie Insurance,” said NeCastro, president and CEO-designate of Erie Insurance. “Together, we’ve worked to uphold ERIE’s leadership position in the industry.  I’m humbled to guide us into our next phase of growth and innovation.”

NeCastro earned a bachelor’s degree in accounting from Gannon University in Erie, Pa., followed by the Certified Public Accountant (CPA) designation in 1995. He is also a Certified Insurance Counselor (CIC) and holds licenses in property & casualty and life insurance.

NeCastro is a native of Erie, and is married to Lisa NeCastro, director of ERIE’s Commercial Lines Services. Together, the couple have five children and are active supporters of many nonprofit organizations, including St. Paul Parish and the Sisters of St. Joseph Neighborhood Network (SSJNN), where NeCastro is also on the Board of Directors.

About Erie Insurance

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 10th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 15th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company, a Barron’s 500 company and has been recognized by Forbes as one of America's 50 Most Trustworthy Financial Companies. News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.
(ERIE-G)
# # #